Exhibit 4

STOCK OPTION AGREEMENT

     This Stock Option Agreement is made and entered into as of December 20, 2004, by and among Black Box Corporation, a Delaware corporation (“Parent”), SF Acquisition Co., a Minnesota corporation and a wholly-owned subsidiary of Parent (“Acquisition Co.”), and Norstan, Inc., a Minnesota corporation (the “Company”).

     WHEREAS, the Company, Parent and Acquisition Co. are entering into an Agreement and Plan of Merger (the “Merger Agreement”) of even date herewith providing for (a) a cash tender offer to purchase any and all outstanding shares of (i) common stock, $.10 par value per share, of the Company (the “Common Stock”) and the associated Rights (as defined in the Merger Agreement), at the Per-Share Amount, as defined in the Merger Agreement, net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Merger Agreement (the “Offer”); and (b) the merger (the “Merger”) of Acquisition Co. with and into the Company; and

     WHEREAS, as a condition to the willingness of Parent and Acquisition Co. to enter into the Merger Agreement and commence the Offer, Parent and Acquisition Co. have requested, and the Company has agreed to grant Acquisition Co., the option to purchase, as described herein, authorized but unissued shares of Common Stock.

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration the sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

     1. Grant of Option. On the terms and subject to the conditions of this Agreement, the Company hereby grants to Acquisition Co. an irrevocable option (the “Option”) to purchase for the Per-Share Amount, as defined in the Merger Agreement (the “Purchase Price”), shares of Common Stock, in such relative amounts as shall be determined by Acquisition Co. in its sole and absolute discretion, up to such number of shares which, upon exercise, would result in Acquisition Co. owning in excess of ninety percent (90%) of the then-outstanding shares of Common Stock on an as-converted, fully-diluted basis (collectively, the “Optioned Shares”); provided, that the number of shares of Common Stock issuable under the Option may not exceed the number of authorized but unissued shares of Common Stock.

     2. Exercise of Option. Subject to the two immediately succeeding sentences, the Option may be exercised by Acquisition Co., in whole or in part, at any one time after the Offer Closing Date (as defined in the Merger Agreement) and until the earlier of (a) immediately following the Closing Date (as defined in the Merger Agreement) and (b) the termination of the Merger Agreement in accordance with its terms. The exercise of the Option is conditioned upon Acquisition Co. and the Parent owning in the aggregate, immediately following such exercise, at least ninety percent (90%) of the outstanding shares of Common Stock. The obligation of the Company to deliver the Optioned Shares at the Option Closing is subject to the following conditions: (i) any applicable waiting period under the HSR Act relating to the issuance of the Optioned Shares will have expired or been terminated, (ii) no provision of any applicable law or regulation and no judgment, injunction or decree shall prohibit the exercise of the Option or the delivery of the Optioned Shares in respect of such exercise and (iii) Acquisition Co. shall have accepted for payment pursuant to the Offer shares of Common Stock constituting at least 80% of the shares of Common Stock then outstanding. In the event Acquisition Co. wishes to exercise the Option, Acquisition Co. shall give a written notice (the “Notice”) to the Company of its intention to exercise the Option, specifying the number of Optioned Shares to be purchased. Such notice shall be delivered to the Company in accordance with the requirements of Section 7(d), and shall specify a date (which may be the date of such notice) not more than three (3) business days from the date such Notice is given for the purchase of the Optioned Shares. The closing (the “Option Closing”) of the purchase of the Optioned Shares shall take place at the offices of Buchanan Ingersoll PC, 301 Grant Street, One Oxford Centre, 20th Floor, Pittsburgh, PA 15219, or at such other location as Acquisition Co. shall elect. If any decree, injunction, order, law or regulation shall not permit the purchase of the Optioned Shares to be consummated on the date specified in such Notice, the date for the Option Closing shall be as soon as practicable following the cessation of such restriction on consummation, but in any event within two (2) business days thereof, and in no event shall such purchase be consummated after the termination of this Option pursuant to Section 2. The Notice shall be revocable by Acquisition Co. at any time prior to the exercise of the Option.

     3. Payment and Delivery of Certificate(s). At the Option Closing hereunder, (a) Acquisition Co. shall make payment to the Company of the aggregate price for the par value of the Optioned Shares so purchased in official bank check or by wire transfer to a bank designated in writing by the Company; (b) Acquisition Co. shall deliver to the Company a Promissory Note substantially in the form attached hereto as Exhibit A (the “Note”) for the aggregate price for the Optioned Shares so purchased minus the amount paid in accordance with clause 3(a); and (c) the Company shall deliver to Acquisition Co. a certificate or certificates representing the number of Optioned Shares so purchased registered in the name of Acquisition Co.. Certificates for Optioned Shares delivered at the Option Closing may be endorsed with a restrictive legend that shall read substantially as follows:

     “THE SECURITIES OFFERED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.”

     It is understood and agreed that the reference to the resale restrictions of the Securities Act of 1933, as amended (the “Act”), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Parent shall have delivered to the Company a copy of an opinion of counsel reasonably satisfactory to the Company to the effect that registration of the future resale of the Optioned Shares is not required and that such legend is not required for purposes of the Act.

     4. Representations and Warranties of the Company. The Company hereby represents and warrants (such representations and warranties being deemed repeated at and as of any Option Closing hereunder) to Parent and Acquisition Co. as follows:

          (a) Due Incorporation. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the requisite corporate power and authority to enter into and perform this Agreement.

          (b) Due Authorization, etc. This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by a duly authorized officer of the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies.

          (c) Company’s Capital Stock. The Company has taken all necessary corporate action to authorize and reserve for issuance upon exercise of the Option the Optioned Shares. The shares of Common Stock to be issued upon due exercise, in whole or in part, of the Option shall, when issued, be validly issued, fully-paid and non-assessable, and shall be delivered free and clear of all claims, liens, encumbrances and security interests, including any preemptive right of any of the shareholders of the Company. At the time of the Option Closing, the Optioned Shares will be deemed to be owned by Acquisition Co. for purposes of Section 302A.621 of the Minnesota Business Corporation Act.

     5. Representations and Warranties of Parent and Acquisition Co. Parent and Acquisition Co. hereby jointly and severally represent and warrant (such representations and warranties being deemed repeated at and as of any Option Closing hereunder) to the Company as follows:

          (a) Due Incorporation. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition Co. is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Each of Parent and Acquisition Co. has the requisite corporate power and authority to enter into and perform this Agreement.

          (b) Due Authorization, etc. This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Acquisition Co. This Agreement has been duly executed and delivered by a duly authorized officer of each of Parent and Acquisition Co., and constitutes the valid and binding obligation of each of Parent and Acquisition Co., enforceable against each in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies.

          (c) Distribution. Acquisition Co. acknowledges and agrees that the Optioned Shares have not been registered, and that the Company is under no obligation to register, the Optioned Shares under the Act or any state securities laws. Acquisition Co. is acquiring the Option and will acquire the Optioned Shares to be purchased upon exercise of the Option for its own account and not with a view to the distribution thereof within the meaning of the Act. The foregoing representation and warranty shall be made by any assignee under Section 7(a) and shall be binding upon such assignee.

     6. Adjustment Upon Changes in Capitalization. In the event of any change in the shares of the Company’s capital stock by reason of any stock dividend, stock split, merger, recapitalization, combination, conversion, exchange of shares, issuance of shares (or agreements or commitments to issue shares) or the like, the number of Optioned Shares subject to the Option and the purchase price per Optioned Share shall be appropriately and equitably adjusted.

     7. Miscellaneous.

          (a) Assignment; Guarantee of Acquisition Co.’s Obligations. This Agreement shall not be assigned by Acquisition Co., except to Parent or a wholly-owned subsidiary of Parent, without the prior written consent of the Company. Parent hereby unconditionally guarantees the full and punctual performance by Acquisition Co. of all of the obligations of Acquisition Co. or any of its assignees hereunder and under the Note. In connection with the obligations of Parent under the immediately preceding sentence, Parent hereby waives any and all rights, notices and defenses to which it otherwise would be entitled solely in its capacity as a guarantor under this Agreement or the Note.

          (b) Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          (c) Survival of Representations, etc. All representations, warranties and agreements in this Agreement shall survive the Option Closing.

          (d) Notices. All notices, requests, claims, demands and other communications hereunder shall be provided as set forth in the Merger Agreement.

          (e) Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, regardless of any conflicts-of-law principles. In any action between or among any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, the Tender and Voting Agreement and the Merger Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the non-exclusive jurisdiction and venue of the state and federal courts located in the Western District of the Commonwealth of Pennsylvania (and agrees not to commence any such action except in such courts) and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in such court has been brought in an inconvenient forum; (b) if any such action is commenced in a state court, then, subject to applicable Law, no party shall object to the removal of such action to any federal court located in the Western District of the Commonwealth of Pennsylvania; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first-class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.12 of the Merger Agreement.

          (f) [Intentionally Omitted.]

          (g) Execution in Counterparts. For the convenience of the parties, this Agreement and any amendments, supplements, waivers and modifications may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

          (h) Effect on Headings. The Section headings herein are for convenience only and shall not effect the construction hereof.

          (i) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the matters referred to herein and supersedes all prior agreements or understandings, both written or oral, among the parties, or any of them, with respect to the subject matter hereof.

          (j) Specific Performance. Parent, Acquisition Co. and the Company each acknowledge and agree that the other would be irreparably damaged in the event any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached. Accordingly, each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof . In particular, the Company agrees that if for any reason the Company shall have failed to issue Optioned Shares or to perform any of its other obligations under the Agreement, then Parent and Acquisition Co. shall be entitled to specific performance and injunctive and other equitable relief and the Company agrees to waive any requirement for the securing or posting of a bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights a party may have for any breach of this Agreement.

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     IN WITNESS WHEREOF, Parent, Acquisition Co. and the Company have caused this Stock Option Agreement to be duly executed on the day and year first above written.

COMPANY:

NORSTAN, INC.

By:	/s/ Scott G. Christian

Scott G. Christian, President and
Chief Executive Officer

PARENT:

BLACK BOX CORPORATION

By:	/s/ Fred C. Young

Fred C. Young, Chief Executive Officer

ACQUISITION CO.:

SF ACQUISITION CO.

By:	/s/ Fred C. Young

Fred C. Young, Chief Executive Officer

[SIGNATURE PAGE TO STOCK OPTION AGREEMENT]

EXHIBIT A
NON-TRANSFERABLE PROMISSORY NOTE

     FOR VALUE RECEIVED, SF Acquisition Co., a Minnesota corporation (“the Maker”), hereby promises to pay to Norstan, Inc., a Minnesota corporation, the principal amount of [ ]($       )], with no interest, on [six months after the date of exercise] by wire transfer of immediately available funds to an account designated by the payee. The amount due hereunder shall be payable in money of the United States of America lawful at such time for the payment of public and private debts.

     The Maker hereby waives presentment, diligence, protest and demand, notice of protest, demand, dishonor and nonpayment of this Note, and all other notices of any kind in connection with the delivery, acceptance, performance, default or enforcement of this Note.

     This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the principles of conflicts of laws thereof.

     IN WITNESS WHEREOF, the Maker has caused this Note to be executed as of the        day of        , 2004.

SF ACQUISITION CO.

By:

Name:

Title: